TheStreet Reports First Quarter 2013 Results

NEW YORK May 9, 2013 – TheStreet, Inc. (NASDAQ: TST), a leading digital financial media company, today reported financial results for the first quarter of 2013.  The Company reported revenue of $12.6 million, a net loss of $1.7 million and negative Adjusted EBITDA(1) of $0.03 million for the quarter.  Excluding payments related to restructuring and other charges, the Company generated more than $0.8 million in operating cash flow for the first quarter.

Revenue for the first quarter decreased 2% compared to the prior year period.  Subscription Services revenue was $10.4 million for the first quarter, an increase of 13% compared to the prior year period which was due to revenue from The Deal, acquired in September 2012.  Media revenue was $2.2 million for the first quarter, a decrease of 40% compared to the prior year period.

“We are seeing the benefits of right-sizing the cost structure initiated in 2012.  In 2013, we continued to execute our turnaround strategy, positioning the business for growth, optimizing the free site and modernizing our technology infrastructure.  By acquiring private placement content, we further demonstrated our commitment to growing the institutional subscription offerings”, said Elisabeth DeMarse, Chairman, President and Chief Executive Officer.

Selected Operating Results of First Quarter 2013

•	The number of paid subscriptions at period end was 76,090. Sequentially, this represents an increase of 3.5% from the prior quarter (2).
•	Average revenue per user increased 3.0% as compared to the prior year period (2).
•	Average monthly churn decreased to 3.0% from 5.1% in the prior year period (2) (3).

Operating expenses in the first quarter of 2013 were $14.4 million, a decrease of $3.0 million or 17%, as compared to the prior year period.  The decrease was primarily due to lower expenses attributable to the 2012 right-sizing, partly offset by expenses of The Deal.

The Company’s net loss was $1.7 million in the first quarter of 2013 compared to a net loss of $4.4 million in the prior year period, an improvement of 61%. The Company reported basic and diluted net loss per share attributable to common stockholders of $0.05 in the first quarter of 2013, as compared to a net loss per share of $0.14 in the prior year period.

Adjusted EBITDA was negative $0.03 million in the first quarter of 2013 compared to negative $1.0 million in the prior year period.

The Company ended the first quarter of 2013 with cash and cash equivalents, restricted cash and marketable securities of $60.3 million.

Conference Call Information

TheStreet will discuss its financial results for the first quarter today at 5:00 p.m. ET.

To participate in the call, please dial (800) 649-5127 (domestic) or (914) 495-8549 (international).  The Conference ID number is 33192550. This call is being webcast and can be accessed in the Investor Relations section of TheStreet website at http://investor-relations.thestreet.com/events.cfm.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately ninety calendar days.

About TheStreet

TheStreet, Inc. (www.t.st) is the leading independent digital financial media company providing business and financial news, investing ideas and analysis to personal and institutional investors worldwide.  The Company's portfolio of business and personal finance brands includes: TheStreet, RealMoney, RealMoney Pro, Stockpickr, Action Alerts PLUS, Options Profits, MainStreet and Rate-Watch.  To learn more, visit www.thestreet.com.  The Deal, the Company's institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control.  To learn more, visit www.thedeal.com.

The TheStreet, Inc. logo is available at:  http://photos.prnewswire.com/prnh/20130102/NY35868LOGO-b.

Non-GAAP Financial Information

 (1) To supplement the Company's financial statements presented in accordance with generally accepted accounting principles ("GAAP"), the Company uses non-GAAP measures of certain components of financial performance, including "EBITDA," "Adjusted EBITDA" and "free cash flow."  EBITDA is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization.  This non-GAAP measure is provided to enhance investors' overall understanding of the Company's current financial performance and its prospects for the future.  Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company's business and provide an indication of the Company's ability to service debt and fund acquisitions and capital expenditures.  EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations.  Adjusted EBITDA further eliminates the impact of non-cash stock compensation, restructuring, transaction related costs and other charges affecting comparability.  A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses.  Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels.  "Free cash flow" means net loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures.  The Company believes that this non-GAAP financial measure is an important indicator of the Company's financial results because it gives investors a view of the Company's ability to generate cash.

(2) Calculation excludes the impact of the acquisition of The Deal.

(3) Average monthly churn rate is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, then divided by three.  Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements regarding the impact of the Company's restructuring, growth initiatives and expectations for 2013.  Such forward-looking statements are subject to risks and uncertainties, including those described in the Company's filings with the Securities and Exchange Commission ("SEC") that could cause actual results to differ materially from those reflected in the forward-looking statements.  Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment, our ability to drive revenue, and increase or retain current subscription revenue, our ability to optimize our free site and generate new subscription revenue; our ability to successfully integrate The Deal and other acquisitions; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC's website at www.sec.gov.  All forward-looking statements contained herein are made as of the date of this press release.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences.  The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:
John Ferrara
Chief Financial Officer
TheStreet, Inc.
212-321-5234
ir@thestreet.com

Erica Mannion
Investor Relations
Sapphire Investor Relations, LLC
415-471-2700
ir@thestreet.com

THESTREET, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS	March 31, 2013	December 31, 2012
Current Assets:
Cash and cash equivalents	$29,817,517	$23,845,360
Marketable securities	17,045,356	18,096,091
Accounts receivable, net of allowance for doubtful
accounts of $195,292 at March 31, 2013 and $165,291 at
December 31, 2012	4,990,607	5,750,753
Other receivables	886,538	1,134,142
Prepaid expenses and other current assets	1,270,987	1,450,742
Total current assets	54,011,005	50,277,088

Property and equipment, net of accumulated depreciation
and amortization of $14,798,360 at March 31, 2013
and $14,633,037 at December 31, 2012	5,306,110	5,672,000
Marketable securities	12,149,600	17,298,227
Other assets	27,006	69,957
Goodwill	25,726,239	25,726,239
Other intangibles, net of accumulated amortization of $7,077,177
at March 31, 2013 and $6,699,283 at December 31, 2012	10,810,113	11,190,557
Restricted cash	1,301,000	1,301,000
Total assets	$109,331,073	$111,535,068

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,440,528	$3,813,955
Accrued expenses	4,812,138	5,921,152
Deferred revenue	22,382,355	21,080,759
Other current liabilities	623,782	632,618
Total current liabilities	30,258,803	31,448,484
Deferred tax liability	288,000	288,000
Other liabilities	4,301,819	4,340,749
Total liabilities	34,848,622	36,077,233

Stockholders' Equity:
Preferred stock; $0.01 par value; 10,000,000 shares
authorized; 5,500 shares issued and 5,500 shares
outstanding at March 31, 2013 and December 31, 2012;
the aggregate liquidation preference totals $55,000,000 as of
March 31, 2013 and December 31, 2012	55	55
Common stock; $0.01 par value; 100,000,000 shares
authorized; 40,369,452 shares issued and 33,474,123
shares outstanding at March 31, 2013, and 39,855,468
shares issued and 33,027,752 shares outstanding at
December 31, 2012	403,695	398,555
Additional paid-in capital	271,751,728	270,943,151
Accumulated other comprehensive income	(50,344)	(128,994)
Treasury stock at cost; 6,895,329 shares at March 31, 2013
and 6,827,716 shares at December 31, 2012	(12,099,328)	(11,974,261)
Accumulated deficit	(185,523,355)	(183,780,671)
Total stockholders' equity	74,482,451	75,457,835

Total liabilities and stockholders' equity	$109,331,073	$111,535,068

THESTREET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2013	2012
Net revenue:
Subscription services	$10,396,464	$9,189,981
Media	2,183,737	3,625,846
Total net revenue	12,580,201	12,815,827

Operating expense:
Cost of services	6,242,746	6,435,162
Sales and marketing	3,416,147	4,090,249
General and administrative	3,463,775	3,822,521
Depreciation and amortization	943,056	1,287,262
Restructuring and other charges	385,610	1,713,498
Gain on disposition of assets	(56,586)	-
Total operating expense	14,394,748	17,348,692
Operating loss	(1,814,547)	(4,532,865)
Net interest income	71,863	96,087
Loss before income taxes	(1,742,684)	(4,436,778)
Provision for income taxes	-	-
Net loss	(1,742,684)	(4,436,778)
Preferred stock cash dividends	-	96,424
Net loss attributable to common stockholders	$(1,742,684)	$(4,533,202)

Basic and diluted net loss per share:
Net loss	$(0.05)	$(0.14)
Preferred stock dividends	-	(0.00)
Net loss attributable to common stockholders	$(0.05)	$(0.14)

Weighted average basic and diluted shares outstanding	33,278,477	32,342,541

Net loss	$(1,742,684)	$(4,436,778)
Net interest income	(71,863)	(96,087)
Depreciation and amortization	943,056	1,287,262
EBITDA	(871,491)	(3,245,603)
Restructuring and other charges	385,610	1,713,498
Stock based compensation	420,522	532,908
Gain on disposition of assets	(56,586)	-
Transaction related costs	87,930	1,469
Adjusted EBITDA	$(34,015)	$(997,728)

THESTREET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2013	2012
Cash Flows from Operating Activities:
Net loss	$(1,742,684)	$(4,436,778)
Adjustments to reconcile loss from continuing operations
to net cash (used in) provided by operating activities:
Stock-based compensation expense	420,522	532,908
Provision for doubtful accounts	(25,761)	65,769
Depreciation and amortization	943,056	1,287,262
Restructuring and other charges	393,195	847,980
Deferred rent	(80,633)	(79,989)
Noncash barter activity	-	48,183
Gain on disposition of assets	(56,586)	-
Changes in operating assets and liabilities:
Accounts receivable	720,575	521,152
Other receivables	367,768	84,845
Prepaid expenses and other current assets	179,754	(544,764)
Other assets	(11,881)	28,186
Accounts payable	(1,373,427)	39,265
Accrued expenses	(1,169,674)	(1,386,689)
Deferred revenue	1,419,780	507,501
Other current liabilities	(24,657)	75,207
Net cash used in operating activities	(40,653)	(2,409,962)

Cash Flows from Investing Activities:
Purchase of marketable securities	-	(35,700,010)
Sale and maturity of marketable securities	6,278,012	14,485,094
Capital expenditures	(196,721)	(486,657)
Proceeds from the disposition of assets	56,586	-
Net cash provided by (used in) investing activities	6,137,877	(21,701,573)

Cash Flows from Financing Activities:
Cash dividends paid on common stock	-	(802,601)
Cash dividends paid on preferred stock	-	(96,424)
Proceeds from the sale of common stock	-	135,000
Purchase of treasury stock	(125,067)	(733,501)
Net cash used in financing activities	(125,067)	(1,497,526)
Net (decrease) increase in cash and cash equivalents	5,972,157	(25,609,061)
Cash and cash equivalents, beginning of period	23,845,360	44,865,191
Cash and cash equivalents, end of period	$29,817,517	$19,256,130

Supplemental disclosures of cash flow information:

Cash payments made for interest	$-	$-
Cash payments made for income taxes	$-	$-

Net loss	$(1,742,684)	$(4,436,778)
Noncash expenditures	1,593,793	2,702,113
Changes in operating assets and liabilities	108,238	(675,297)
Capital expenditures	(196,721)	(486,657)
Free cash flow	$(237,374)	$(2,896,619)